Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated:  November 3, 2011

Solid Third Quarter Earnings Seen

At Citizens Bancorp of Virginia, Inc.

[Blackstone, Virginia]    Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB: CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), reported net income of $792 thousand, or $0.34 per share, for the quarter ended September 30, 2011. This result is a 3.9% increase in net income as compared to the prior year. Net income for the third quarter of 2010 was $762 thousand, or $0.32 per share. The return on average assets for the quarter ended September 30, 2011 was 0.96% as compared to the same period in 2010 when the return on average assets was 0.91%. Net income for the first nine months of 2011 was $2.350 million, or $1.01 per share which was an increase of 8.7% or $0.08 per share compared to the same period in 2010. At September 30, 2011, the Company reported total consolidated assets of $328.8 million, which was a decrease of $1.7 million or 0.5% from the $330.5 million reported at December 31, 2010. During the third quarter of 2011, the Bank benefited from a decline in its cost of funds which was partially offset by declining earning asset yields. Deposit account balances declined $6.1 million to $271.9 million at September 30, 2011 as compared to $278.0 million at December 31, 2010.

Third Quarter In Brief:

•	Tax equivalent net interest margin for the third quarter of 2011 was 4.12%, up 6 basis points from the third quarter of 2010.

•	Net interest income decreased $46 thousand or 1.5% from the third quarter of 2010.

•	Book value per common share was $18.20 at September 30, 2011, up $1.36 from December 31, 2010.

•	Third quarter cash dividend of $0.17 per share declared, representing a dividend yield of 4.72%, based upon the average quoted stock price during the third quarter of 2011.

•	The Company remains “well-capitalized” at September 30, 2011 with total risk-based capital ratio of 22.01% and Tier 1 leverage ratio of 12.57%.

Net Interest Income

Net interest income for the three months ended September 30, 2011 was $2.970 million or $46 thousand less than the $3.016 million for the same prior-year period. The Company’s fully tax-equivalent net interest margin for the three months ended September 30, 2011 was 4.12% as compared to 4.06% for the three months ended September 30, 2010. The net interest margin increase of 6 basis points was attributable to the decline in the cost of funds that was greater than the decrease in the earning asset yield. Interest income on earning assets totaled $3.863 million for the three months ended September 30, 2011, or a decrease of $280 thousand from the $4.143 million reported for the same period in 2010. The earning assets yield for the three months ended September 30, 2011 was 5.31% as compared to the three months ended September 30, 2010 of 5.51%. Non-accrual loans during the third quarter of 2011 averaged $4.3 million or $1.0 million less than the average balance of $5.3 million for the third quarter of 2010. Average loan balances for the third quarter of 2011 were $204.1 million or a decrease of $7.0 million from the average balance of $211.1 million during the third quarter of 2010. The yield on loans decreased 25 basis points to 6.22% for the three months ended September 30, 2011 as compared to 6.47% for the three months ended September 30, 2010. The average balance of investment securities for the third quarter of 2011 remained relatively unchanged at $84.1 million as compared to $84.5 million for the same period in 2010. The tax equivalent yield of the investment securities was 3.74% during the quarter ended September 30, 2011 as compared to 3.85% tax equivalent yield reported in the same period of 2010.

Interest expense for deposit accounts and borrowings for the three months ended September 30, 2011 totaled $893 thousand, or a decrease of $234 thousand from the $1.127 million reported during the same three month period in 2010. The cost of funds for the quarter ended September 30, 2011 was 1.26%, or a decrease of 30 basis points, when compared to the third quarter of 2010 when the cost of funds was 1.56%. This improvement can be linked to a declining rate environment and a shift in the deposit account mix where average balances of certificate of deposit accounts decreased $15.0 million for the third quarter of 2011 when compared to the third quarter of 2010, while the average balances of interest-bearing demand, savings and money market account balances increased $7.9 million over the same period.

The tax equivalent net interest margin for the nine months ended September 30, 2011 was 4.15% or 4 basis points greater than the 4.11% net interest margin reported for the nine months ended September 30, 2010. The net interest margin was affected by the continued low interest rate environment that resulted in reducing current year yields for earning assets and costs for deposit accounts and borrowings. The overall net interest margin increased from period to period on the fact that the decrease in interest costs exceeded the decrease in the earning assets yield. Interest income for the nine months ended September 30, 2011 totaled $11.835 million or a decrease of $595 thousand from the $12.430 million reported for the nine months ended September 30, 2010. The tax equivalent yield reported for the nine months ended September 30, 2011 was 5.44% or 19 basis points less than the 5.63% yield reported for the same period in 2010. The earning assets yield was impacted during 2011 by a number of factors that include a shift in the earning assets mix for 2011 with a decline in average loan balances of $9.5 million and an increase in investment balances of $6.4 million. The continuing low interest rate environment is another contributing factor to the reduction in earning asset yields in 2011 as compared to the 2010.

Interest expense for deposit accounts and borrowings for the nine months ended September 30, 2011 totaled $2.899 million or a decrease of $540 thousand from the $3.439 million recorded for the same period in 2010. The cost of funds for the nine months ended September 30, 2011 was 1.36% and this is a decrease of 25 basis points when compared to the cost of funds of 1.61% reported for the same period in 2010. The categories most significantly impacting the reduction in the cost of funds were from certificates of deposit and money market accounts, which decreased 28 and 39 basis points, respectively, when compared to the same period in 2010.

Provision for Loan Losses

Management recorded $225 thousand in provision for the allowance for loan losses during the quarter ended September 30, 2011 or $75 thousand greater than the quarter ended September 30, 2010 when the provision amount was $150 thousand. The Bank charged-off $38 thousand in loan balances during the third quarter of 2011 as compared to $68 thousand during the third quarter of 2010. For the first nine months of 2011, the provision for the allowance for loan losses was $525 thousand or $75 thousand less than the $600 thousand that was provided for the nine months ended September 30, 2010. Charged-off loans totaled $388 thousand for the nine months ended September 30, 2011 compared to $234 thousand in charged-off loans for the nine months ended September 30, 2010.

At September 30, 2011, loans past due 30 days or more and non-accrual loans totaled $5.0 million, which is a reduction of $2.1 million from December 31, 2010 when the loans past due 30 days or more and non-accrual loans totaled $7.1 million. When comparing the September 30, 2011 amount to the September 30, 2010 total of $7.7 million, the decrease is $2.7 million. Management believes the allowance for loan losses was adequately provided for as of September 30, 2011.

Noninterest Income

Noninterest income for the quarter ended September 30, 2011 was $659 thousand compared to $590 thousand for the quarter ended September 30, 2010, which is an increase of $69 thousand, or 11.7%. Higher revenue in the third quarter of 2011 was primarily the result of $26 thousand in ATM fees and $21 thousand in fees received for deposit account services.

Noninterest income for the nine months ended September 30, 2011 was $1.795 million compared to $1.753 million for the nine months ended September 30, 2010, which was an increase of $42 thousand or 2.4%. The variance in the nine-month revenue comparison from 2011 to 2010 is due in part to higher ATM fee income and deposit account service fees, partially offset by the lack of investment securities gains in 2011 and the OTTI impairment write-down related to non-agency CMO securities recorded at June 30, 2011.

Noninterest Expense

Noninterest expense totaled $2.376 million for the three months ended September 30, 2011, which is a decrease of $86 thousand or 3.5% when compared to the same period in 2010 when non-interest expense totaled $2.462 million. This decrease was primarily the result of the new deposit insurance premium calculation method that became effective April 1, 2011. For the three months ended September 30, 2011, employee compensation costs were $1.372 million, which is equal to the three months ended September 30, 2010. Net occupancy and equipment expense for the third quarter of 2011 totaled $150 thousand and $118 thousand, respectively. Net occupancy expense decreased $8 thousand over the prior year as a result of lower maintenance costs. Equipment expense declined $24 thousand primarily as a result of lower depreciation expense. FDIC deposit insurance cost for the three months ended September 30, 2011 was $65 thousand or $39 thousand less than the $104 thousand reported for the three months ended September 30, 2010. During the quarter ended September 30, 2011 there was a total of $8 thousand in valuation write-downs of other real estate owned (“OREO”) properties currently held by the Bank. This is a $52 thousand decline when compared to the $60 thousand OREO write-down for the same period in 2010. For the three months ended September 30, 2011, the Bank realized a $5 thousand gain on sale of OREO. Other expenses totaled $668 thousand or $42 thousand more than the $626 thousand reported for the three months ended September 30, 2010. The majority of the increase in other expenses is related to foreclosure and OREO expenses, net of OREO rental income.

Noninterest expense for the nine months ended September 30, 2011 totaled $7.146 million compared to $7.229 million for the nine months ended September 30, 2010. This is a decrease of $83 thousand or 1.1%. Salaries and employee benefits increased $29 thousand for the nine-month period ended September 30, 2011 versus September 30, 2010. Other expense categories included in noninterest expense that were higher for the first nine months of 2011 compared to 2010 were data processing expense, which increased $47 thousand and collection, foreclosure and OREO expenses, which increased $20 thousand. The expenses that decreased in the nine-month period ended September 30, 2011 when compared to the nine months ended September 30, 2010 included equipment expense, which decreased $44 thousand, and FDIC deposit insurance expense, which decreased $77 thousand. For the nine month period ended September 30, 2011, the net gain on sale of OREO increased $8 thousand over the prior year. The write-down of OREO properties for the nine months ended September 30, 2011 was $35 thousand, down $40 thousand from the $75 thousand in write-downs taken in the nine months ended September 30, 2010.

Balance Sheet

Consolidated assets totaled $328.8 million at September 30, 2011 which is a decrease of $1.7 million, or 0.50%, from the $330.5 million reported at December 31, 2010. Federal Funds Sold balances declined $1.9 million during the first nine months of 2011 as funds were used to handle deposit account withdrawals. Investment securities available for sale were nearly unchanged at $82.6 million at September 30, 2011 as compared to $82.7 million at December 31, 2011. Loans held for investment, net of the allowance for loan losses, totaled $197.5 million at September 30, 2011 as compared to $200.5 million at December 31, 2010, which is an decrease of $3.0 million. Gross loans outstanding decreased $11.1 million and the allowance for loan losses decreased $700 thousand when compared to September 30, 2010.  At September 30, 2011, net other real estate owned totaled $6.8 million, which was an increase of $3.4 million compared to $3.4 million at December 31, 2010 and an increase of $4.9 million when compared to September 30, 2010.

Total deposit account balances were $271.9 million at September 30, 2011, or a decrease of $6.1 million when compared to $278.0 million at December 31, 2010. We believe that the decrease in deposit account balances in the first nine months of 2011 primarily resulted from customers making large cash purchases, deleveraging and moving funds into other investments such as the stock market and bond funds. Stockholders’ equity at September 30, 2011 was $42.4 million, resulting in a book value per common share of $18.20, which compares to stockholders equity of $39.6 million at December 31, 2010 and $41.1 million at September 30, 2010 that resulted in a book value per common share of $16.84 and $17.40, respectively. The Company’s capital level was considered “well-capitalized” according to regulatory guidelines at September 30, 2011, with the Tier 1 Leverage ratio at 12.57% and Total Risk-Based ratio at 22.01%.

President and CEO, Joseph D. Borgerding commented, “We are very pleased with our consistent earnings growth in 2011. Third quarter earnings improved over the same period last year by 3.9%, while earnings for the first nine months of the year exceeded last year by 7.5%. The Bank’s earnings growth is a result of management’s continued focus on improvement of the net interest margin, noninterest expense and non-performing loans. Management continues to believe there will be some variability in asset growth until the general economy and unemployment show sustainable improvement.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia.  The Bank has eleven offices in the Counties of Amelia, Chesterfield, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia.  Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”.  Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Balance Sheet
(Dollars in thousands, except share data)

	(Unaudited)
	September 30,	December 31,
Assets	2011	2010

Cash and due from banks	$6,894	$5,427
Interest-bearing deposits in banks	1,837	1,857
Federal funds sold	13,562	15,460
Securities available for sale, at fair market value	82,601	82,745
Restricted securities, at cost	972	1,079
Loans, net of allowance for loan losses of $2,364
and $2,168	197,461	200,515
Premises and equipment, net	6,910	7,135
Accrued interest receivable	1,584	1,816
Other assets	10,137	10,996
Other real estate owned, net of valuation allowance of $111 in 2011
and $76 in 2010	6,844	3,425

Total assets	$328,802	$330,455

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$37,571	$33,161
Interest-bearing	234,321	244,827
Total deposits	$271,892	$277,988
FHLB advances	5,000	5,000
Other borrowings	6,265	5,149
Accrued interest payable	705	886
Accrued expenses and other liabilities	2,515	1,795
Total liabilities	$286,377	$290,818

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$-	$-
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,331,242 for 2011 and 2,353,509 for 2010	1,166	1,177
Additional paid-in capital	- -	- -
Retained earnings	40,157	39,308
Accumulated other comprehensive income (loss)	1,102	(848)
Total stockholders' equity	$42,425	$39,637

Total liabilities and stockholders' equity	$328,802	$330,455

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Statements of Income
(Dollars in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Interest and Dividend Income
Loans, including fees	3,201	3,439	9,730	10,320
Investment securities:
Taxable	394	459	1,302	1,513
Tax-exempt	258	233	769	567
Federal Funds sold	5	6	15	14
Other	5	6	19	16
Total interest and dividend income	3,863	4,143	11,835	12,430

Interest Expense
Deposits	854	1,089	2,783	3,326
Borrowings	39	38	116	113
Total interest expense	893	1,127	2,899	3,439

Net interest income	2,970	3,016	8,936	8,991

Provision for loan losses	225	150	525	600

Net interest income after provision
for loan losses	2,745	2,866	8,411	8,391

Noninterest Income
Service charges on deposit accounts	279	258	785	774
Net gain on sales of securities	-	3	-	30
Other-than-temporary impairments	-	-	(7)	-
Less: Noncredit portion of OTTI impairments	-	-	33	-
Net other-than-temporary impairments	-	-	(40)	-
Net gain on sales of loans	25	23	52	49
Income from bank owned life insurance	75	74	222	217
ATM fee income	191	165	568	484
Other	89	67	208	199
Total noninterest income	659	590	1,795	1,753

Noninterest Expense
Salaries and employee benefits	1,372	1,372	4,112	4,083
Net occupancy expense	150	158	450	453
Equipment expense	118	142	358	402
FDIC deposit insurance	65	104	326	403
Net (gain) on sale of other real estate owned	(5)	-	(21)	(13)
Impairment - other real estate owned	8	60	35	75
Other	668	626	1,886	1,826
Total noninterest expense	2,376	2,462	7,146	7,229

Income before income taxes	1,028	994	3,060	2,915

Income taxes	236	232	710	729

Net income	792	762	2,350	2,186
Earnings per share, basic & diluted	0.34	0.32	1.01	0.92

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Regulatory Capital Ratios
And Performance Ratios

(Dollars in thousands, except per share data)

	Three Months Ended
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010

Per Share Data:
Earnings per weighted
average share	0.34	0.35	0.31	0.32	$0.32

Weighted average shares
outstanding	2,340,193	2,348,509	2,348,787	2,357,779	2,364,252

Actual shares outstanding	2,331,242	2,348,509	2,348,509	2,353,509	2,363,839

Book value per share
at period end	$18.20	$17.70	$17.18	$16.84	$17.40

Dividend per share	$0.17	$0.17	$0.17	$0.17	$0.17

Performance Ratios:

Return on average assets	0.96%	1.00%	0.90%	0.91%	0.91%

Net interest margin, (FTE)1	4.12%	4.14%	4.19%	3.88%	4.06%

Efficiency ratio2	65.59%	65.77%	66.38%	67.31%	67.74%

Capital and Other Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	12.57%	12.54%	12.31%	12.22%	12.14%

Total risk-based capital ratio	22.01%	21.70%	21.64%	21.73%	21.10%

Allowance for loan losses
to total loans	1.18%	1.04%	1.12%	1.07%	1.46%

Non-accruing loans to
total loans	1.36%	1.66%	1.83%	1.89%	2.79%

Net charge-offs (net recoveries)
to average loans (annualized)	-0.20%	0.56%	0.09%	2.02%	0.38%

1 The net interest margin is reported on a tax equivalent basis. GAAP income presented on the income statement for investment securities totaling $652 thousand, for the period ended September 30, 2011, has been adjusted to $785 thousand in order to reflect the taxable equivalence of the tax-exempt securities, using a Federal income tax rate of 34%. The prior periods shown on the table were likewise adjusted.

2 Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

CONTACT:        Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

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